Exhibit 5.1

OPINION OF STUART | MOORE

[Letterhead of Stuart | Moore]

May 7, 2012

Board of Directors

Heritage Oaks Bancorp

1222 Vine Street,

Paso Robles, CA  93446

Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”) being filed by Heritage Oaks Bancorp (the “Company”) with the Securities & Exchange Commission in connection with the registration under the Securities Act of 1933 of (i) 21,000 shares of the Company’s series A preferred stock (the “Series A Preferred”), (ii) a warrant for purchase of 611,650 shares of the Company’s common stock (the “Warrant”) and (iii) the 611,650 shares of common stock issuable pursuant to the Warrant (the “Common Stock” and together with the Warrant, the “Securities”).  All of the Securities are being registered on behalf of certain securityholders of the Company (the “Selling Securityholders”).

The Securities were issued pursuant to a Letter Agreement dated March 20, 2009 (the “Letter Agreement”), between the Company and the United States Department of Treasury, which included the Securities Purchase Agreement - Standard Terms incorporated therein (the “Standard Terms”), the Annexes to the Standard Terms and the Schedules to the Letter Agreement.  The Letter Agreement, Standard Terms and Annexes and Schedules thereto are collectively referred to herein as the “Securities Purchase Agreement.”

In rendering this opinion, we have examined such documents and records as we have deemed relevant, including but not limited to the Securities Purchase Agreement and the Warrant. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies.

Our opinion below assumes that the appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws.

Based upon the foregoing and such other further review of fact and law as we have deemed necessary or appropriate under the circumstances, we are of the opinion that the Series A Preferred  and the Warrant and, upon exercise of the Warrant in accordance with its terms, the Common Stock, to be sold by the Selling Securityholders have been duly authorized and are validly issued, fully paid and nonassessable.

This opinion is issued to you solely for use in connection with the Registration Statement and is not to be quoted or otherwise referred to in any financial statements of the Company or related documents, nor is it to be filed with or furnished to any government agency or other person, without the prior written consent of this firm in each instance.

This firm hereby consents to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned under the heading “Legal Matters” therein and in the related prospectus.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Stuart | Moore
STUART | MOORE